Exhibit (a)(1)(D)

Frequently Asked Questions for the
Offer to Purchase Class A Liquidation Trust Interests in
Woodbridge Liquidation Trust

What is a Trust Interest?

The term “Trust Interest” refers to a Class A Liquidation Trust Interest, representing a beneficial interest in the Woodbridge Liquidation Trust (referred to as the “Trust”). The Trust, through its wholly-owned subsidiary, Woodbridge Wind-Down Entity LLC (together with its wholly-owned subsidiaries, the “Wind-Down Group”), develops, markets and sells a real estate portfolio assembled by Woodbridge Group of Companies, LLC (“Woodbridge”) before its bankruptcy (the “Real Estate Portfolio”).

What is the Offer?

The Offer to Purchase (the “Offer”) is the offer by Contrarian Liquidity Option, LLC (formerly known as Woodbridge Liquidity Option, LLC), a Delaware limited liability company (the “Offeror”) to purchase up to 2,858,405 Trust Interests on the terms and conditions set forth herein. We are not seeking to purchase (i) any Class B Liquidation Trust Interests of the Trust or (ii) any claims that may later be converted into Trust Interests in accordance with that certain First Amended Joint Chapter 11 Plan of Liquidation of Woodbridge Group of Companies, LLC and its Affiliated Debtors dated August 22, 2018 (the “Plan”), in each case which cannot be transferred except by operation of law or by will or the laws of descent and distribution, and following written notice to the liquidation trustee of the Trust (the “Trustee”). Any person who receives Trust Interests during the pendency of the Offer in accordance with the Plan may tender such Trust Interests to us in accordance with the terms of the Offer.

Who is offering to buy my Trust Interests in the Offer?

Contrarian Liquidity Option, LLC is a Delaware limited liability company formed for the purpose of acquiring the Trust Interests, referred to as “Offeror.” Offeror is an indirect wholly-owned subsidiary of Contrarian Funds, L.L.C., a Delaware limited liability company referred to as “Parent.” Contrarian Capital Management, L.L.C. (referred to as “CCM”), a Delaware limited liability company, is the manager of Parent. As of October 31, 2019, CCM had in excess of $5.0 billion of assets under management, including assets of Parent and other investment funds managed by CCM.

We presently do not own any Trust Interests. During 2018, we entered into agreements with nine holders of Woodbridge bankruptcy claims (Class 3 and Class 5 claims) to acquire their claims and any future distributions payable thereunder. The average purchase price of such claims, as expressed as a percentage of the face value of the underlying notes (Class 3) and units (Class 5) of those claims, was 18.2%, net of distributions made by the Trust in March 2019. Such purchase prices were paid prior to any estimates disclosed by the Trustee in August 2018 (and later reduced by the Trustee in September 2019). Woodbridge would not record the transfer of claims to us. Nevertheless, such holders, who ultimately became holders of Trust Interests, have directed to us distributions by the Trust on those holders’ Trust Interests pursuant to the agreements. Such agreements constitute less than 0.25% of the outstanding Trust Interests.

Why are you making the Offer?

We are making the Offer because we believe that the Trust Interests are an attractive long term investment. There is no currently established trading market for the Trust Interests, and the Trust does not intend to seek to have the Trust Interests listed on any national securities exchange. The Trust intends to cause the Trust Interests to be traded on the Over-the-Counter Bulletin Board, but there is no assurance of success in doing so, that there will be any significant trading of the Trust Interests or that such trading will continue. In addition, the Trust has disclosed several risks relating to the holding of the Trust Interests, including (i) Wind-Down Group’s continued working capital needs to complete development of the Real Estate Portfolio, (ii) that the Trust cannot predict with certainty the timing or amount of distributions to holders of Trust Interests and (iii) that the Trust Interests are subject to forfeiture of their right to further distributions if a holder fails to promptly cash a distribution check or fails to promptly claim a distribution check that is returned to the Trust as undeliverable. Accordingly, the Offer will provide liquidity to those holders of Trust Interests desiring to sell at a fixed price, while giving us an opportunity to invest in the Trust Interests, which we currently intend to hold as a long term investment.

How many Trust Interests are you seeking in the Offer?

We seek to purchase up to 2,858,405 in the aggregate of Trust Interests that are tendered in the Offer, constituting approximately 25% of the aggregate Trust Interests issued and outstanding as of June 30, 2019. This Offer is not conditioned on any minimum number of Trust Interests being tendered.

How much are you offering to pay and what will be the form of payment?

We are offering to pay you $10.00 for each Trust Interest that is tendered in the Offer. However, we may deduct from the purchase price any withholding taxes and the amount of any dividends, distributions and other remittances paid by the Trust, based upon a record date occurring from the date of this Offer to Purchase until the date and time the Trust Interests are accepted by us for payment, subject to applicable law. For the avoidance of doubt, no deduction shall be made to this Offer to Purchase on account of any cash distribution declared by the Trust prior to the date of this Offer to Purchase. Specifically, no deduction to the offer price of $10.00 will be made on account of the distribution declared by the Trust on March 29, 2019 which is described in greater detail in the Offer to Purchase.

Payment for your tendered Trust Interests will be made by check mailed to you at your address as it appears on the register of Trust Interest holders maintained by the Trust. If you think that address may be in error, you should promptly contact Continental Stock Transfer & Trust Company, the transfer agent of the Trust (“Continental”), or the Trust to ensure that the books and records of the Trust reflect your correct address. Payment will be made as promptly as practicable following expiration of the Offer, in accordance with the requirements of the federal securities laws. Checks for the payment of the purchase price of tendered Trust Interests held in individual retirement accounts (IRAs) will only be sent to the address of the applicable IRA custodian.

Will I have to pay brokerage commissions if I tender my Trust Interests?

No. You will not have to pay brokerage commissions or similar expenses.

What happens if holders of Trust Interests tender more Trust Interests than you are willing to buy?

Under applicable rules of the U.S. Securities and Exchange Commission (referred to as the “SEC”), if holders of Trust Interests tender more than 2,858,405 Trust Interests, we may purchase up to an additional 2% of the outstanding Trust Interests without extending the Offer. Also, we may amend the Offer to purchase more Trust Interests and extend the Offer as required by the rules of the SEC.

If holders of Trust Interests tender more than the number of Trust Interests that we are willing to buy, we will purchase the Trust Interests on a pro rata basis. This means that we will purchase from you the number of Trust Interests calculated by multiplying the number of Trust Interests you properly tendered by a proration factor.

The proration factor will equal the number of Trust Interests we are willing to buy divided by the total number of Trust Interests properly tendered by all holders of Trust Interests. For example, assuming the number of Trust Interests we agree to buy remains unchanged at 2,858,405 Trust Interests, and 5,716,810 Trust Interests are tendered, we will purchase 50% of the number of Trust Interests that you tender.

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If you prorate, when will I know how many Trust Interests will actually be purchased?

If proration of tendered Trust Interests is required, we do not expect to announce the final results of proration or pay for any Trust Interests until at least five (5) trading days after the expiration date of the Offer. This is because we may not know the precise number of Trust Interests properly tendered until all supporting documentation for those tenders are reviewed. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Trust Interests may obtain this preliminary information from us at the telephone number set forth on the back cover of this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. If 2,858,405 of Trust Interests are tendered in the Offer, Parent has committed in immediately available funds an amount sufficient to pay the purchase price for the Trust Interests and to pay the expenses of the Offer. We expect to fund these costs from capital available to Parent via commitments from investors. The Offer is not subject to any financing condition.

How long do I have to tender my Trust Interests?

You may tender your Trust Interests until the Offer expires. The Offer will expire at one minute following 11:59 p.m. (12:00 Midnight), New York City time, on January 10, 2020, unless we extend the Offer.

Can the Offer be extended and under what circumstances?

We may elect to extend the Offer beyond the initial expiration date of January 10, 2020 for any reason, although holders of Trust Interests should not assume that we will necessarily do so.

How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension and the new expiration time. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

Are the Trust Interests currently transferable?

As of the date of this Offer to Purchase, the Trust Interests are not currently transferable. Under that certain Liquidation Trust Agreement dated February 15, 2019 (the “Trust Agreement”), until the Trust Interests are registered under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”) pursuant to an effective registration statement, the Trust Interests cannot be transferred except by operation of law or by will or the laws of descent and distribution, in each case following written notice to the Trustee. The Trustee has caused the Trust to file a General Form for Registration of Securities on Form 10 (the “Registration Statement”) with the SEC to register the Trust Interests under the Exchange Act. Upon the effectiveness of the Registration Statement, the transfer restrictions on the Trust Interests set forth under the Trust Agreement shall terminate and cease to be of any force or effect and Trust Interests may be transferred by holders thereof to the extent otherwise permissible under applicable law. The Trust is required to use its commercially reasonable best efforts to cause an Exchange Act registration of the Trust Interests to become effective. We anticipate the Registration Statement will automatically go effective on December 24, 2019.

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What will happen to the Offer if the Registration Statement is withdrawn or does not become effective under the Exchange Act?

It is a condition to closing the Offer that the Registration Statement becomes effective under the Exchange Act (the “Registration Condition”). We may terminate the Offer if the Registration Statement is withdrawn or does not become effective under the Exchange Act prior to the expiration of the Offer. No Trust Interests will be accepted for payment until an Exchange Act registration of the Trust Interests becomes effective.

What are the most important conditions to the Offer?

Our obligation to accept and pay for your tendered Trust Interests depends upon the conditions including but not limited to:

•	the Registration Condition;
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if we determine, in our reasonable discretion, that the Trust or its transfer agent will not accept or be able to register the assignment of the Trust Interests accepted for payment in the Offer to the name of Offeror or its affiliate;

•	the threat or existence of litigation that seeks to challenge or delay the Offer or that adversely affects the Offer or our ability to exercise ownership rights with respect to the Trust Interests;
•	the existence of any law limiting our ability to consummate the Offer;
•	a general suspension of trading in securities on any national securities exchange or in the over-the-counter markets in the United States;
•	the declaration of a banking moratorium or any suspension of payments in respect of our bank or other banks in the United States, whether or not mandatory;
•	any change that occurs or that threatens to occur that in our reasonable judgment would cause a material adverse effect to the business, Real Estate Portfolio, assets, liabilities, capitalization, Trust Interest holders’ equity, financial condition, operations, licenses, results of operations or prospects of the Trust (including, without limitation, any adverse weather conditions, natural disasters, increases in construction or labor costs or decreases in sale prices applicable to the Real Estate Portfolio of the Trust) or of us or any of our affiliates; or
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the commencement or escalation of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States that has a material adverse effect on the Trust, the Trust’s assets, the Trust’s affiliates, us or any of our affiliates.

We may waive any of the foregoing conditions in our sole discretion other than the Registration Condition.

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How do I tender my Trust Interests?

To tender Trust Interests, you must deliver the Assignment Form and any other required documents for the Offer to the Depositary, prior to the expiration of the Offer, following the steps outlined below.

STEP 1:  If necessary, obtain a current statement of account from Continental (the Trust’s transfer agent) to verify the number of Trust Interests that you own by (i) logging on to your account with Continental and printing a copy or (ii) requesting a copy from Continental at 212-509-4000 or cstmail@continentalstock.com.;

STEP 2:  Complete the Assignment Form, together with the Form W-9 provided (or other appropriate tax form) to prevent backup withholding

STEP 3:  Have the Assignment Form medallion signature guaranteed. To obtain a medallion signature guarantee, you can usually visit your local bank or credit union. We understand you may need to present a current account statement to prove your ownership of the Trust Interests. The medallion stamp confirms that the signature authorizing the transfer of the Trust Interests is genuine and that the signer has the legal capacity and authority to sign the Assignment Form;

STEP 4:  Return the Assignment Form and Form W-9 (or other appropriate tax form) to Broadridge, the Depositary for the tender offer, no later than one minute following 11:59 p.m. (12:00 midnight), New York City time, on Friday, January 10, 2020

If you are signing the Assignment Form in a representative capacity, you will also be required to furnish proof of your authority. For example, if your Trust Interests are held in an Individual Retirement Account (“IRA”), the IRA custodian must execute the Assignment Form on behalf of the IRA. Execution by the IRA beneficiary alone will not be valid.

Am I required to physically deliver my Trust Interests?

No. The Trust has disclosed that the Trust Interests are recorded in book entry form on a register of the Trust maintained by the Trustee or on the books and records of a transfer agent acting on the Trust’s behalf. Currently, the transfer agent of the Trust is Continental. Accordingly, there are no certificates or other physical or electronic indicia of ownership of the Trust Interests that tendering holders are required to deliver to the Depositary. However, as noted above, in order to tender your Trust Interests, you will need to complete the Assignment Form and have the Assignment Form medallion signature guaranteed.

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What are the consequences if the Trust makes a distribution on the Trust Interests with a record date after the date of the Offer?

If the Trust pays a dividend or makes a distribution or other remittance with respect to the Trust Interests based on a record date occurring after the date of the Offer to Purchase until the date and time the Trust Interests are accepted for payment by us, the purchase price per Trust Interest in the Offer will be reduced by the cash paid per Trust Interest, or if the dividend, distribution or other remittance consists of non-cash consideration, the purchase price per Trust Interest will be reduced by the fair market value per Trust Interest of the non-cash consideration, as determined by us in our reasonable discretion. If we decrease the consideration to be paid for each Trust Interest pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days.

In addition, by tendering your Trust Interests, you agree to assign to us all your rights to receive dividends, distributions and other remittances from the Trust with respect to the tendered Trust Interests with a record date from and after the time of acceptance of the Trust Interests for payment pursuant to the Offer, even if the assignment of the Trust Interests to us has not at the time been recorded on the register of ownership maintained on behalf of the Trust for this purpose. By tendering your Trust Interests, you therefore acknowledge that you will no longer have any right from and after the time of acceptance of the Trust Interests for payment pursuant to the Offer to any Trust assets, which assets include cash, causes of action formerly held or acquired by Woodbridge and its affiliated chapter 11 debtors (the “Debtors”) or contributed by former noteholders or unitholders of the Debtors to the Trust, future causes of action commenced by the Trust, all membership interests of the Wind-Down Group and certain other non-real estate related assets and entities.

Until what time can I withdraw previously tendered Trust Interests?

You can withdraw Trust Interests at any time before the expiration date of the Offer. You may also withdraw tendered Trust Interests after the expiration date of the Offer if such Trust Interests have not been accepted for payment by February 10, 2020.

How do I withdraw previously tendered Trust Interests?

To withdraw Trust Interests, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Trust Interests.

If I decide not to tender, how will the Offer affect me?

If you decide not to tender your Trust Interests, you will be unaffected by the Offer. You will still own the same amount of Trust Interests, and the number of your Trust Interests outstanding will not change.

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with the Offer.

What does the Trustee of the Trust think of the Offer?

Mr. Michael I. Goldberg is the Trustee. The Trustee, in consultation with the Supervisory Board of the Trust, has recommended that holders of Trust Interests not tender their Trust Interests into the Offer. The Trustee and Supervisory Board claim our offer to pay you $10.00 for each Trust Interest tendered in the Offer is significantly less than the implied value of the Trust Interests of $29.10, which is based on the Trust’s net assets in liquidation as of September 30, 2019. In our view, there are two key flaws in any comparison of our Offer with the Trust’s implied net asset value: time and risk. We believe our offer price considers a number of risks and other factors that may not have been given due consideration by the Trustee or the Supervisory Board in making their recommendation, including that:

•	our Offer provides liquidity for Trust Interest holders who may not have a multi-year investment horizon;
•	the timeframe to liquidate the Trust assets could take longer than projected and any delays could substantially reduce future distributions;
•	the Trustee’s projected liquidation recoveries have significantly declined over time;
•	the Trust plans to reinvest initial cash sale proceeds rather than distribute them to Trust Interest holders;
•	any cost overruns in the projected accrued construction costs could reduce recoveries to the Trust Interests;
•	the Trust’s portfolio of real estate assets is undiversified and the sale of one or two very high-end properties for which there may be limited buyers could materially impact future distributions;
•	the high-end Los Angeles real estate market appears to have weakened;
•	an active trading market for the Trust Interests may never be established; and
•	a holder’s tax liability could exceed Trust distributions.
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What is the market value of my Trust Interests as of a recent date?

Offeror understands that there is no trading market for the Trust Interests, which are not listed on any securities exchange or quoted on any trading platform. Accordingly, we are unable to provide any information on the market value of the Trust Interests.

What are the U.S. federal income tax consequences of tendering Trust Interests in the Offer?

A holder’s sale of a Trust Interest in the Offer should be treated as a taxable sale for U.S. federal income tax purposes. There is substantial uncertainty regarding the status of the Trust as a grantor trust for U.S. federal income tax purposes and substantial uncertainty regarding the calculation and character of any gain or loss resulting from a taxable sale of a Trust Interest. In addition, it is not clear how a holder of a Trust Interest may be able to obtain from the Trust all information required to determine such holder’s calculation of gain or loss on the sale of a Trust Interest and the treatment of such gain or loss on such Holder’s U.S. federal income tax return. For a summary of certain U.S. federal income tax consequences of the Offer. We recommend that you consult with your own tax advisor regarding the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Who can I talk to if I have questions about the Offer?

If you have any questions regarding the Offer, please contact (i) the Depositary, as follows: Broadridge, Inc. Attn: BCIS Re-Organization Department, P.O. Box 1317 Brentwood, NY 11717-07, (844) 976-0737 or (ii) Contrarian, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or (800) 266-3810.

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